ProQR Therapeutics N.V.

Zernikedreef 9

2333 CR Leiden

The Netherlands

31 88 166 7000

VIA EDGAR

November 15, 2018

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549-4720

Re:              ProQR Therapeutics N.V.

Acceleration Request for Registration Statement on Form F-3

File No. 333-228251

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Act”), ProQR Therapeutics N.V. (the “Company”) hereby requests that the effective date and time of the above-referenced registration statement (the “Registration Statement”) be accelerated to November 19, 2018, at 4:00 p.m., Eastern Time, or as soon thereafter as possible. If you have any questions regarding this request, please contact Danielle M. Lauzon of Goodwin Procter LLP at (617) 570-1955.

Signature Page Follows

Sincerely,

PROQR THERAPEUTICS N.V.

/s/ Daniel de Boer
Daniel de Boer
Chief Executive Officer

cc:                 Smital Shah, ProQR Therapeutics N.V.

Paul van Dongen, ProQR Therapeutics N.V.

Mitchell S. Bloom, Goodwin Procter LLP

Danielle M. Lauzon, Goodwin Procter LLP